Underlying supplement no. 1270 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated May 28, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

PowerShares WilderHill Clean Energy Portfolio (PBW)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index fund. The index fund attempts to replicate an underlying index. This underlying supplement no. 1270 describes the PowerShares WilderHill Clean Energy Portfolio and the WilderHill Clean Energy Index®. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement or terms supplement, including the description of the PowerShares WilderHill Clean Energy Portfolio and the WilderHill Clean Energy Index® set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein will have the meaning given to them in the base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplement or any other related prospectus supplements.

Investing in notes linked to the PowerShares WilderHill Clean Energy Portfolio involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1270 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1270, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplement or any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

May 28, 2008

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“PowerShares®” and “PowerShares WilderHill Clean Energy Portfolio” are trademarks of Invesco PowerShares Capital Management LLC (“Invesco PowerShares”). The notes, which are linked to the performance of the PowerShares WilderHill Clean Energy Portfolio, are not sponsored, endorsed, sold or promoted by Invesco PowerShares. Invesco PowerShares makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Invesco PowerShares has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

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“WilderHill Clean Energy Index®” is a registered trademark of WilderShares, LLC (“WilderShares”). The notes which are linked to the performance of the PowerShares WilderHill Clean Energy Portfolio, are not sponsored, endorsed, sold or promoted by WilderShares, and WilderShares makes no representation regarding the advisability of investing in the notes.

Underlying Supplement

Risk Factors	US-1
The PowerShares WilderHill Clean Energy Portfolio	US-6
Invesco PowerShares Disclaimer	US-8
The WilderHill Clean Energy Index®	US-10

This underlying supplement no. 1270, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1270, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1270, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1270, the relevant terms supplement, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1270, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1270, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

RISK FACTORS

Your investment in notes linked to the PowerShares WilderHill Clean Energy Portfolio (the “Index Fund”) will involve certain risks. Investing in the notes is not equivalent to investing directly in shares of the Index Fund, any of the common stocks held by the Index Fund or any of the common stocks included in the WilderHill Clean Energy Index® (the “Underlying Index”). In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Index Fund is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

There are liquidity and management risks associated with the Index Fund.

The Index Fund has a limited operating history, having commenced trading on March 3, 2005. Although shares of the Index Fund are listed for trading on the American Stock Exchange (“AMEX”) and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

Invesco PowerShares Capital Management LLC (“Invesco PowerShares”), is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that Invesco PowerShares’ investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The correlation between the performance of the Index Fund and the performance of the Underlying Index may be imperfect.

Although the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund may not correspond with the return of the Underlying Index. While the Index Fund will generally hold all of the securities that compose the Underlying Index in proportion to their weightings in the Underlying Index, in some cases, there may nevertheless arise various circumstances where it may not be possible or practicable to purchase all of those securities in these weightings. There also may be instances in which Invesco PowerShares may choose to overweight another security in the Underlying Index, purchase securities not in the Underlying Index which Invesco PowerShares believes are appropriate to substitute for certain securities in Underlying Index or utilize various combinations of other available investment techniques in seeking to accurately track the Underlying Index. Finally, the performance of the Index Fund and that of the Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from its net asset value per share; shares of the Index Fund may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Index Fund may not correlate perfectly with the performance of the Underlying Index over the same period. Because of this imperfect correlation, the return on the notes will not be the same as an investment directly in shares of the Index Fund or in common stocks included in the Underlying Index and will not be the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

We cannot control actions by Invesco PowerShares, which may adjust the Index Fund in a way that could adversely affect the value of your notes and the amount payable on the notes.

The policies of Invesco PowerShares concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of common stocks held by the Index Fund and the manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of shares of the Index Fund and, therefore, the amount payable on the notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if Invesco PowerShares changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if Invesco PowerShares discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of the Index Fund is not available on a valuation date, the calculation agent may determine the closing price of one share of the Index Fund on such valuation date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Fund contained in this underlying supplement or any public disclosure of information by Invesco PowerShares. You, as an investor in the notes, should make your own investigation into the Index Fund and the publisher of the Index Fund.

The publisher of the Underlying Index may adjust the Underlying Index in a way that affects its level and that could adversely affect the value of your notes without any obligation to consider your interests.

WilderShares, LLC (“WilderShares”), the publisher of the Underlying Index, is responsible for calculating and maintaining the Underlying Index. We are not affiliated with WilderShares in any way (except for licensing arrangements discussed below in “The PowerShares WilderHill Clean Energy Portfolio” and “The WilderHill Clean Energy Index®”) and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Underlying Index.

WilderShares can add, delete or substitute the stocks included in the Underlying Index or make other methodological changes that could change the level of the Underlying Index. You should realize that the changing of the stocks of companies included in the Underlying Index may affect the Underlying Index and in turn the Index Fund, as a newly added company may perform significantly better or worse than the company(ies) it replaces. Additionally, WilderShares may alter, discontinue or suspend calculation or dissemination of the Underlying Index. Any of these actions could affect the level of the Index Fund and adversely affect the value of your notes. WilderShares has no obligation to consider your interests in calculating or revising the Underlying Index. See “The WilderHill Clean Energy Index®”.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assume any responsibility for the adequacy or accuracy of the information about the Underlying Index or the publisher of the Underlying Index contained in this underlying supplement or any public disclosure of information by the publisher. You, as an investor in the notes, should make your own investigation into the Underlying Index and the publisher of the Underlying Index.

We cannot control the actions of the issuers of the common stocks held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your notes.

We are not affiliated with any of the companies whose stock is held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the shares of the Index Fund, the stocks held by the Index Fund, the stocks included in the Underlying Index or your notes. None of the money you pay us will go to Invesco PowerShares, WilderShares or any of the companies included in the Underlying Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the prices of the shares of the Index Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the stocks held by the Index Fund or included in the Underlying Index;

•	the time to maturity of the notes (and any associated “time premium”);

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the rates of dividends paid on the stocks held by the Index Fund (while not paid to holders of the notes, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on the shares of the Index Fund and, therefore, may affect the market value of the notes);

•	supply and demand for the notes, including inventory positions of Lehman Brothers Inc. or any other market maker;

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economic, financial, political, geographical, agricultural, meteorological, regulatory or judicial events that affect the stocks held by the Index Fund included in the Underlying Index or stock markets generally and which may affect the Index Fund;

•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the Underlying Index or the stocks included in the Underlying Index are denominated;

•	interest and yield rates in the market generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The common stocks held by the Index Fund or included in the Underlying Index are not necessarily representative of that industry.

The performance of the Index Fund or the Underlying Index may not correlate with the performance of the entire industry. The Index Fund or the Underlying Index may decline in value even if the industry as a whole rises in value, or rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Index Fund or included in the Underlying Index may engage in new lines of business or cease to be involved in the particular industry.

There are risks associated with a sector investment.

The performance of notes linked to the performance of the Index Fund is dependent upon the performance of issuers in the clean energy sector. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the clean energy industry than an investment linked to a more broadly diversified group of issuers. The clean energy industry can be significantly affected by obsolescence of existing technology, short product cycles, falling prices and profits, competition from new market entrants and general economic conditions. Further, the clean energy industry can be significantly affected by intense competition and legislation resulting in more strict government regulations and enforcement policies and specific expenditures for cleanup efforts, and can be subject to risks associated with hazardous materials. The clean energy industry can be significantly affected by fluctuations in energy prices and supply of and demand for alternative energy fuels, energy conservation, the success of exploration projects and tax and other government regulations. The industry can also be significantly affected by the supply of and demand for specific products or services, the supply of and demand for oil and gas, the price of oil and gas, production spending, government regulation, world events and economic conditions.

Share prices for the types of companies in the clean energy industry have been significantly more volatile than shares of companies operating in other more established industries. Certain methods currently used to value companies involved in the alternative power and power technology sectors, particularly those companies that have not yet traded profitably, have not been in widespread use for a significant period of time. As a result, the use of these valuation methods may serve to further increase the volatility of certain alternative power and power technology share prices.

Specifically, this industry sector is relatively new and less-researched than more established and mature sectors, and should therefore be regarded as having greater investment risk. Changes in U.S., European and other governments’ policies toward alternative power and power technology may also have an adverse effect on the performance of the Index Fund.

The Index Fund may hold shares of companies with a limited operating history, some of which may never have traded profitably. Investing in young companies with short histories is generally riskier than investing in companies with longer operating histories.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

Some of the stocks that compose the Underlying Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

Because foreign exchanges may be open on days when the Index Fund is not traded, the value of the securities underlying the Index Fund may change on days when shareholders will not be able to purchase or sell the Index Fund’s shares.

Historical performance of the Index Fund is not an indication of future performance.

You cannot predict the future performance of the Index Fund based on their historical performance. The level of the Index Fund may fluctuate such that you may not receive any return of your investment.

You will have no shareholder rights in the stocks held by the Index Fund or in the stocks included in the Underlying Index.

Investing in the notes is not equivalent to investing in the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions on the shares of the Index Fund, or the stocks held by the Underlying Index, or other rights that holders of the shares of the Index Fund, or the stocks held by the Underlying Index would have or other rights that you would have as a holder of the stocks held by the Index Fund or included in the Underlying Index.

THE POWERSHARES WILDERHILL CLEAN ENERGY PORTFOLIO

We have derived all information contained in this underlying supplement no. 1270 regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The PowerShares Exchange-Traded Fund Trust (the “Trust”) and Invesco PowerShares . The Index Fund is an investment portfolio maintained and managed by the Trust. Invesco PowerShares is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “PBW”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1270 or any terms supplement. We have not confirmed the accuracy or completeness of such information.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index measures the performance of publicly-traded companies that focus on technologies for the utilization of greener, more-renewable sources of energy. As of May 21, 2008, the Index Fund’s three largest holdings were Trina Solar Limited, Energy Conversion Devices, Inc. and JA Solar Holdings Co., Ltd.

Principal Investment Policy

The Index Fund will normally invest at least 80% of its total assets in equity securities of companies engaged in the business of the advancement of cleaner energy and conservation. Companies primarily engaged in such business include those engaged in renewable energy harvesting or production, energy storage, energy conversion, pollution prevention and improvements in energy efficiency, power delivery, energy conservation and monitoring of energy information. The Index Fund will normally invest at least 90% of its total assets in common stocks that comprise the Underlying Index.

Indexing Investment Approach

The Index Fund is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based upon economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index.

Invesco PowerShares anticipates that, generally, the Index Fund will hold all of the securities which comprise the Underlying Index in proportion to their weightings in the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in these weightings. In these circumstances, the Index Fund may purchase a sample of securities in the Underlying Index. There also may be instances in which Invesco PowerShares may choose to overweight another security in the Underlying Index, purchase securities not in the Underlying Index which Invesco PowerShares believes are appropriate to substitute for certain securities in the Underlying Index or utilize various combinations of other available investment techniques in seeking to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index. The Index Fund may sell securities that are represented in the Underlying Index in anticipation of their removal from the Underlying Index or purchase securities not represented in the Underlying Index in anticipation of their addition to the Underlying Index. Invesco PowerShares expects that, over time, the correlation between the Index Fund’s performance and that of the Underlying Index before fees and expenses will be 95% or better. A figure of 100% would indicate perfect correlation.

Holdings Information

As of May 21, 2008, the Index Fund included 47 companies and its five largest sector weights were: Industrials (33.28%), Information Technology (28.69%), Utilities (14.95%), Materials (7.01%), and Consumer Discretionary (6.54%). The following table summarizes the Index Fund’s top holdings in individual companies as of such date.

Top ten holdings in individual securities as of May 21, 2008

Company	Percentage of Total Holdings
Trina Solar Limited	4.54%
Energy Conversion Devices, Inc.	4.40%
JA Solar Holdings Co., Ltd.	3.62%
Yingli Green Energy Holding Company Limited	3.50%
First Solar, Inc	3.47%
Suntech Power Holdings Co., Ltd.	3.42%
ReneSola Ltd.	3.32%
SunPower Corporation	3.24%
Ormat Technologies, Inc.	3.23%
Zoltek Companies, Inc.	3.09%

The information above was compiled from www.invescopowershares.com. We have not confirmed the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference therein.

Discontinuation of the PowerShares WilderHill Clean Energy Portfolio; Alteration of Method of Calculation

If the PowerShares WilderHill Clean Energy Portfolio (or a Successor Index Fund (as defined herein)) is de-listed from AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such successor fund being referred to herein as an “Successor Index Fund”). If the PowerShares WilderHill Clean Energy Portfolio (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Index Fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the PowerShares WilderHill Clean Energy Portfolio by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the PowerShares WilderHill Clean Energy Portfolio. If a Successor Index Fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the PowerShares WilderHill Clean Energy Portfolio, that Successor Index

Fund or closing price will be substituted for the PowerShares WilderHill Clean Energy Portfolio (or such Successor Index Fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Successor Index Fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Successor Index Fund is changed in a material respect, or the PowerShares WilderHill Clean Energy Portfolio or a Successor Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the PowerShares WilderHill Clean Energy Portfolio or such Successor Index Fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the PowerShares WilderHill Clean Energy Portfolio Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the PowerShares WilderHill Clean Energy Portfolio (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the PowerShares WilderHill Clean Energy Portfolio (or such Successor Index Fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the PowerShares WilderHill Clean Energy Portfolio (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the PowerShares WilderHill Clean Energy Portfolio upon written request by any investor in the notes.

Invesco PowerShares Disclaimer

The PowerShares WilderHill Clean Energy Portfolio (“Fund”) is an exchange-traded fund under the PowerShares Exchange-Traded Fund Trust (the “Trust”), a Massachusetts business trust organized in June 9, 2000 which is authorized to have multiple series or portfolios. The investment objective of the Fund is to seek investment results that correspond generally to the price and yield (before fees and expenses) of the WilderHill Clean Energy Index (the “Index”), which is a product of WilderShares LLC (“Index Provider”). The Clean Energy Index is comprised of companies which are publicly traded in the United States and engaged in a business or businesses which the Index Provider believes stand to benefit substantially from a societal transition toward use of cleaner energy and conservation. Stocks are selected based on expert evaluation by the Index Provider. The list of component stocks is reviewed quarterly, or more often, at the discretion of the Index Provider.

Please note that an investment in the Notes does not entitle you to any ownership or other interest in the shares of the Fund or any of the stocks of the companies included in the PowerShares WilderHill Clean Energy Portfolio, and you will not receive any payments in respect of dividends that may be payable on those stocks.

The Notes are not sponsored, endorsed, sold or promoted by either by the Trust or its investment adviser, PowerShares Capital Management, LLC, or their representatives or affiliates (together “PowerShares”). PowerShares has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. PowerShares makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the Fund. PowerShares has no relationship with either Lehman Brothers Holdings Inc. or the Notes. The Index is determined, composed and calculated by the Index Provider without regard to Lehman Brothers Holdings Inc. or the Notes. PowerShares is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. PowerShares has no liability in connection with the administration, marketing or trading of the Notes.

POWERSHARES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF SHARES OF THE FUND. POWERSHARES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SHARES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL POWERSHARES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE WILDERHILL CLEAN ENERGY INDEX®

We have derived all information contained in this underlying supplement no. 1270 regarding the Wilderhill Clean Energy Index® , including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, WilderShares, LLC (“WilderShares”). The Wilderhill Clean Energy Index® is offered and maintained by WilderShares. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

The Underlying Index is The WilderHill Clean Energy Index® (the “Index”) is a modified equal dollar weighted index comprised of publicly traded companies that contribute to the advancement of clean energy, including those developing and selling energy technologies and energy management services designed to address efficiency and environmental challenges as well as changes in fossil fuel resource abundance. The Index is rebalanced each March, June, September and December. The Index divisor was initially determined to yield a benchmark value of 100.00 at the close of trading December 30, 2002. As of May 21, 2008, the Underlying Index included 48 component stocks.

Construction and Maintenance

Companies selected for the WilderHill Clean Energy Index® include companies that contribute to the advancement of clean energy, including those developing and selling energy technologies and energy management services designed to address efficiency and environmental challenges as well as changes in fossil fuel resource abundance. The WilderHill Clean Energy Index® is currently comprised of companies focused on the following areas: Renewable Energy Supplies-Harvesting, Energy Storage, Hydrogen Production, Energy Conversion, Cleaner Utilities and Power Delivery and Consumption. There is a strong bias in favor of companies in wind, solar power, hydrogen and fuel cells and directly related industries. Companies in emerging clean energy fields, such as wave, tidal, geothermal and others are considered with respect to carbon content, impact on marine and terrestrial biodiversity, and the degree to which they advance or reflect the clean energy sector.

The Index is developed and maintained in accordance with the following criteria:

1)	The Index uses modified equal dollar weighting. No single stock may exceed 3% of the total Index weight at the quarterly rebalancing .

2)	For a stock to be included in the selection universe, a company must be identified as one which has a significant exposure to clean energy, or contribute to the advancement of clean energy or be important to the development of clean energy.

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Companies in the Index generally (i) help prevent pollutants such as carbon dioxide, nitrous oxide, sulfur oxide or particulates—and avoid carbon or contaminants that harm oceans, land, air or ecosystems structure, (ii) work to further renewable energy efforts and do so in ecologically and economically sensible ways and (iii) incorporate precautionary principles into their pollution prevention and clean energy efforts.

•	Companies composing the Index generally will not have their most significant interests in the highest-carbon fuels: oil or coal.

•	Large companies with interests outside clean energy may be included if they are significant to this sector.

3)	Market capitalization for the majority of Index stocks is $200 million and above. To account for notable but smaller companies sometimes significant to the clean energy field, a minority of Index stocks may have market capitalizations between $50 million and $200 million.

4)	Stocks in the WilderHill Clean Energy Index® generally follow these guidelines:

•	have three-month average market capitalization of at least $50 million;.

•	have a three-month average closing price above $1.00;.

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be listed on a major U.S. exchange such as the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market and if a foreign company have their American Depository Receipts listed on one of these exchanges;.

•	reach minimum average daily liquidity requirements for sufficient trade volume

Calculation Methodology

The Index is calculated using a modified equal dollar weighting methodology. Component securities and weights are determined by their respective sector and size. Each sector is assigned an aggregate weight within the Index. Component companies with less than $200 million in total market capitalization are set to one-half of a percent (0.5%). The remaining components in each sector are equally weighted by using the sector weightings minus the sum of the weights of those companies with less than $200 million in market capitalization. Sector weightings were initially determined by WilderShares and are reviewed each quarter in conjunction with the scheduled quarterly review of the Index. The component’s weighting cannot exceed four percent (4%) of the Index at the time of each quarterly rebalancing. Prior to September 2006 the Index was calculated such that all index components within a sector were equally weighted (i.e. the Index prior to September 2006 did not have a minimum 0.5% weighting for components with less than $200 million in total market capitalization) and within each sector, the components weighting could not exceed three percent (3%) of the Index.